As filed with the Securities and Exchange Commission on July 29, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Four Corners Property Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	47-4456296
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

591 Redwood Highway, Suite 3215

Mill Valley, CA 94941

(Address of principal executive offices) (Zip code)

Amended and Restated Four Corners Property Trust, Inc.

2015 Omnibus Incentive Plan

(Full title of the plan)

James L. Brat

General Counsel

Four Corners Property Trust, Inc.

591 Redwood Highway, Suite 3215

Mill Valley, CA 94941

(415) 965-8030

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

EXPLANATORY NOTE

This registration statement is filed by Four Corners Property Trust, Inc. (“we,” “us” or “Four Corners”) to register additional securities issuable pursuant to the Amended and Restated Four Corners Property Trust, Inc. 2015 Omnibus Incentive Plan (the “Plan”) and consists of only those items required by General Instruction E to Form S-8.

On April 22, 2022, Four Corners filed with the Securities and Exchange Commission (the “Commission”) a definitive proxy statement that included proposals to, among other things, amend the Plan to increase the number of shares of our common stock available for issuance under the Plan by 1,500,000 shares. The proposal to increase the number of shares of common stock available for issuance under the Plan was approved by Four Corners’ shareholders on June 10, 2022. In accordance with General instruction E of Form S-8, Four Corners hereby incorporates by reference into this registration statement the contents of the prior registration statement on Form S-8 relating to the Plan, filed with the Commission on November 12, 2015 (File No. 333-207970).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by Four Corners, are incorporated by reference in this registration statement (excluding any documents or portions of documents not deemed to be filed):

(a)	our annual report on Form 10-K for the year ended December 31, 2021 filed February 23, 2022;

(b)	our quarterly reports on Form 10-Q for the quarter ended March 31, 2022 filed April 29, 2022 and the quarter ended June 30, 2022 filed on July 28, 2022;

(c)	our current report on Form 8-K filed June 14, 2022;

(d)	our definitive proxy statement on Schedule 14A filed on April 22, 2022; and

(e)	our registration statement on Form 10 filed August 10, 2015, as amended, including the description of our common stock contained therein, and all amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all securities remaining unsold (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the Commission), shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. Description of Securities.

Not applicable.

ITEM 5. Interests of Named Experts and Counsel.

Not applicable.

ITEM 6. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision that limits the liability of its directors and officers to the corporation and its shareholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active or deliberate dishonesty that is established by a final judgment and that is material to the cause of action. Our Articles of Amendment and Restatement (the “Charter”) contains a provision that limits, to the maximum extent permitted by Maryland law, the liability of our directors, but not our officers, to us and our shareholders for money damages.

Maryland law requires a Maryland corporation (unless otherwise provided in its charter, which our Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in that capacity unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, will be limited to expenses.

In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (2) a written undertaking by him or her, or on his or her behalf, to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Our Charter and bylaws (the “Bylaws”) require that we indemnify our directors and officers (including any person who is or was a director or officer of ours serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) to the fullest extent authorized by Maryland law, in effect from time to time. Such right to indemnification continues as to our former directors or officers and also inures to the benefit of the heirs, executors and personal and legal representatives of our directors and officers. We are not obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by director or officer unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors, except for proceedings to enforce rights to indemnification. Our directors and officers also have a right to be advanced by us any expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon our receipt of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by us under our Charter and a written affirmation by the director or officer of the director’s or officer’s good faith belief that the standard necessary for indemnification has been met. Our Charter and Bylaws also provide that we may, to the extent authorized from time to time by our Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of ours similar to those conferred in our Charter and Bylaws to our directors and officers and to such further extent as shall be permitted by applicable Maryland law.

In respect to our obligations to provide indemnification to directors and officers for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We maintain insurance on behalf of our directors and officers, insuring them against liabilities that they may incur in such capacities or arising from this status.

ITEM 7. Exemption from Registration Claimed.

Not applicable.

ITEM 8. Exhibits.

Exhibit No.	Exhibit Description

5.1	Opinion of Ballard Spahr LLP (filed herewith).

23.1	Consent of Ballard Spahr LLP (included in Exhibit 5.1).

23.2	Consent of KPMG LLP (filed herewith).

24	Power of Attorney (included in the signature page to this Registration Statement).

99.1	Amended and Restated Four Corners Property Trust, Inc. 2015 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K (File No. 001-37538) filed with the Securities and Exchange Commission on June 14, 2022).

107	Filing Fee Table.

ITEM 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mill Valley, State of California, on the 29th day of July 2022.

FOUR CORNERS PROPERTY TRUST, INC.

By:	/s/ William H. Lenehan
William H. Lenehan
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Lenehan, Gerald R. Morgan and Niccole M. Stewart, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign a Registration Statement on Form S-8 of Four Corners Property Trust, Inc. and any or all amendments (including post-effective amendments) thereto, relating to the Amended and Restated Four Corners Property Trust, Inc. 2015 Omnibus Incentive Plan, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as might or could be done in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute of substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the 29th day of July 2022.

Signature	Title

/s/ William H. Lenehan	Director, President and Chief Executive Officer (principal executive officer)
William H. Lenehan

/s/ Gerald R. Morgan	Chief Financial Officer (principal financial officer)
Gerald R. Morgan

/s/ Niccole M. Stewart	Chief Accounting Officer (principal accounting officer)
Niccole M. Stewart

/s/ John S. Moody	Director and Chairman of the Board of Directors
John S. Moody

/s/ Douglas B. Hansen, Jr.	Director
Douglas B. Hansen, Jr.

/s/ Eric Hirschhorn	Director
Eric Hirschhorn

/s/ Charles L. Jemley	Director
Charles L. Jemley

/s/ Marran H. Ogilvie	Director
Marran H. Ogilvie

/s/ Toni Steele	Director
Toni Steele

/s/ Elizabeth Tennican	Director
Elizabeth Tennican